[Sun Life of NY letterhead]

_______ __, 2002

VIA FIRST CLASS MAIL

Dear _______:

Attached, for your signature, is a novation to your current Participation Agreement dated __________ __, ____, by and between Keyport Benefit Life Insurance Company ("Keyport Benefit"), on its own behalf and on behalf of Variable Account A of Keyport Benefit (the "Separate Account"), [insert the names of the fund and other parties to the Participation Agreement] (the "Novation"). A novation is a mechanism by which parties to an underlying agreement (here, the Participation Agreement) may make a substitution of one or more of the parties to that agreement quickly and efficiently, without disruption of normal business flow and without the need to enter into a new agreement.

This Novation will not alter the terms of the current Participation Agreement; rather, it merely provides for Sun Life Insurance and Annuity Company of New York ("Sun Life (NY)") to replace Keyport Benefit as a party to the Participation Agreement. Sun Life (NY) will be the surviving company following its merger with Keyport Benefit (the "Merger"). As a practical matter, this Novation will not cause any interruption in business or in the purchase or redemption of fund shares by the Separate Account under the current Participation Agreement. The purpose of this Novation is to document Sun Life (NY), on its own behalf and on behalf of the Separate Account, becoming a party to the Participation Agreement in place of Keyport Benefit, and the Separate Account continuing to purchase and redeem fund shares on the same terms as are in effect prior to the Merger.

Please sign this Novation in the space provided and return it as soon as possible. The Merger is scheduled to close on [December 31, 2002], and the Novation will be effective as of the closing date of the Merger. Thus, in any event, we will presume that any purchases or redemptions made after the effective date of this Novation indicate your acceptance of Sun Life (NY)'s assumption of Keyport Benefit's rights and obligations under the Participation Agreement.

Very truly yours,

Novation to Participation Agreement

WHEREAS, on __________ __, ____, a Participation Agreement (the "Agreement") was entered into by and among Keyport Benefit Life Insurance Company ("Keyport Benefit"), on its own behalf and on behalf of Variable Account A of Keyport Benefit (the "Separate Account"), [insert the fund name] (the "Trust") and [insert adviser name, or other parties to the Agreement] (the "Adviser") whereby Keyport Benefit issues certain variable annuity contracts (the "Contracts"), the Trust acts as the underlying investment vehicle of such contracts and the Adviser serves as investment adviser to the Trust. A copy of the Agreement is attached hereto and made a part hereof. The Agreement, by its terms, provides for amendment upon the written agreement of all parties; and

WHEREAS, the closing of the merger of Keyport Benefit with and into Sun Life Insurance and Annuity Company of New York ("Sun Life (NY)"), with Sun Life (NY) as the surviving company (the "Merger") is currently scheduled for [December 31, 2002];

It is therefore agreed:

1.	Substitution of Party - The Agreement is amended to provide for Sun Life (NY) to act as the issuer of the Contracts in substitution of Keyport Benefit.

2.	Change of Name - The Agreement is amended to reflect the change of the name of the Separate Account to "[insert new name]."

3.	Performance of Duties - Sun Life (NY) hereby assumes and agrees to perform the duties previously performed by Keyport Benefit under the Agreement.

4.	Assumption of Rights - Sun Life (NY) hereby assumes the rights previously held by Keyport Benefit under the Agreement.

5.

Effective Date - This Novation shall take effect as of the actual closing date of the Merger, and such effectiveness is conditioned upon the closing of the Merger. Sun Life (NY) will notify the other parties hereto of any change in the scheduled closing date and of the actual closing date.

In witness whereof the parties have signed this instrument.

Executed this _____ day of _______, 2000.

Keyport Benefit Life Insurance Company

By:_______________________

[insert Trust's]

By:_______________________

[insert Adviser's name]

By:________________________

Sun Life Insurance and Annuity Company of New York

By:________________________